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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Euronet Worldwide, Inc.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

298736109
(CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/_X_/	Rule 13d-1(b)
/___/	Rule 13d-1(c)
/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number. SEC 1745 (02-02)







CUSIP No. 298736109				13G

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	The Guardian Life Insurance Company of America
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	New York
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-2,737,986-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-2,737,986-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-2,737,986-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.4%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IC, HC
----------------------------------------------------------------













CUSIP No. 298736109				13G

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Guardian Investor Services LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-2,737,986-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-2,737,986-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-2,737,986-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.4%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA, BD, HC
----------------------------------------------------------------













CUSIP No. 298736109				13G

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-2,737,986-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-2,737,986-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-2,737,986-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.4%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA
----------------------------------------------------------------













CUSIP No. 298736109				13G

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Partners Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-1,849,804-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-1,849,804-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,849,804-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	3.6%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IV
-----------------------------------------------------------------













CUSIP No. 298736109				13G

ITEM 1.

     (a)  The name of the issuer is Euronet Worldwide, Inc.
(the "Issuer").

     (b)  The principal executive office of the Issuer is located at:
4601 College Blvd., Suite 300, Leawood, KS 66211.


ITEM 2.

     (a-c) See Annex I for information on the persons filing this statement (collectively, the "Filers")

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 298736109.





































CUSIP No. 298736109				13G

ITEM 3. If this statement is filed pursuant to rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	_X*_	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).	*Guardian Investor Services LLC is a registered investment
			adviser, a registered broker-dealer, and the parent company
			of RS Investment Management Co. LLC.

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	_X*_	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c). *The Guardian Life Insurance Company of America is an
			insurance company and the parent company of Guardian
			Investor Services LLC and RS Investment Management Co. LLC.

	(d)	_X*_	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).
			*RS Partners Fund is a registered investment company.

	(e)	_X*_	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).	*RS Investment Management Co. LLC is a registered
			investment adviser. Guardian Investor Services LLC is a
			registered investment adviser, a registered broker-dealer,
			and the parent company of RS Investment Management Co. LLC.

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	_X*_	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G).
			*The Guardian Life Insurance Company of America is an
			insurance company and the parent company of Guardian
			Investor Services LLC and RS Investment Management Co. LLC.
       Guardian Investor Services LLC is a registered investment
	adviser, a registered broker-dealer, and the parent company of
	RS Investment Management Co. LLC.

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with rule 240.13d-1(b)(1)(ii)(J)









CUSIP No. 298736109				13G

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X*/.

	* As to RS Partners Fund


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

RS Investment Management Co. LLC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock are more than five percent of the outstanding Stock.

The Guardian Life Insurance Company of America is an insurance company and the parent company of Guardian Investor Services LLC and RS Investment Management Co. LLC. Guardian Investor Services LLC is a registered investment adviser, a registered broker-dealer, and the parent company of RS Investment Management Co. LLC.




























CUSIP No. 298736109				13G

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.


ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.































CUSIP No. 298736109				13G


						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 1, 2010

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:   /s/ Thomas G. Sorell
Thomas G. Sorell
	Executive Vice President and Chief Investment Officer


GUARDIAN INVESTOR SERVICES LLC

By:   /s/ Thomas G. Sorell
Thomas G. Sorell
	Executive Vice President and Chief Investment Officer


RS INVESTMENT MANAGEMENT CO. LLC

By:   /s/ Terry R. Otton
       Terry R. Otton
	Chief Executive Officer


RS PARTNERS FUND
By:	RS INVESTMENT MANAGEMENT CO. LLC
	Investment Adviser

       By:   /s/ Terry R. Otton
       Terry R. Otton
		Chief Executive Officer


















CUSIP No. 298736109				13G


EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:  January 1, 2010

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:   /s/ Thomas G. Sorell
Thomas G. Sorell
	Executive Vice President and Chief Investment Officer


GUARDIAN INVESTOR SERVICES LLC

By:   /s/ Thomas G. Sorell
Thomas G. Sorell
	Executive Vice President and Chief Investment Officer


RS INVESTMENT MANAGEMENT CO. LLC

By:   /s/ Terry R. Otton
       Terry R. Otton
	Chief Executive Officer


RS PARTNERS FUND
By:	RS INVESTMENT MANAGEMENT CO. LLC
	Investment Adviser

       By:   /s/ Terry R. Otton
       Terry R. Otton
		Chief Executive Officer











CUSIP No. 298736109				13G


Annex I

The filers are:

I.
(a)	The Guardian Life Insurance Company of America is a New York
mutual life insurance company.
(b) 	insurance company and parent company

II.
(a)	Guardian Investor Services LLC is a Delaware limited liability company.
(b) 	registered investment adviser, registered broker-dealer, and parent company

III.
(a)	RS Investment Management Co. LLC is a Delaware limited liability
Company.
(b) 	registered investment adviser

IV.
(a)	RS Partners Fund is a series of a Massachusetts business trust.
(b)	investment company